EXHIBIT 23
CONSENT OF AUDITOR

[On Letterhead of Jerry L. Sandford, CPA]

The Board of Directors
BridgeWell Income Trust Inc
710 Vassar St.
Orlando, FL 32804

We consent to the use of our reports dated October 31, 2012, with respect to the consolidated statements of operations and other comprehensive loss, equity, and cash flows of BridgeWell Income Trust, Inc. as of October 31, 2012 and the information in the related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-11.

/s/ Jerry L. Sandford, CPA

Orlando, FL
November 27, 2012